Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd. Robert K. Lifton Chairman & CEO (212) 935-8484		The Equity Group Inc. Adam Prior (212) 836-9606 Devin Sullivan (212) 836-9608

MEDIS TECHNOLOGIES REPORTS YEAR-END AND FOURTH QUARTER RESULTS

New York, NY – March 11, 2004 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the fourth quarter and year-ended December 31, 2003. For the quarter ended December 31, 2003, the net loss attributable to common shareholders was $2,463,000, or $.10 per share, based on 24,106,764 weighted average shares, compared to a net loss attributable to common shareholders of $2,700,000, or $.12 per share, based on 22,113,237 weighted average shares for the quarter ended December 31, 2002 after giving retroactive effect to Medis’ March 11, 2003 rights offering. For the year ended December 31, 2003, the net loss attributable to common shareholders was $11,063,000, or $.47 per share, based on 23,429,829 weighted average shares, compared to a net loss attributable to common shareholders of $12,546,000, or $.57 per share, based on 21,897,871 weighted average shares for the year ended December 31, 2002 after giving retroactive effect to Medis’ March 11, 2003 rights offering. The net loss attributable to common shareholders for the year ended December 31, 2003 included $1,226,000 for the value of approximately 420,000 warrants issued to participants in Medis’ offer to exchange and exercise, which was completed on November 13, 2003. Furthermore, the net loss attributable to common shareholders for the year ended December 31, 2002 included $2,241,000 for the value of approximately 865,000 warrants issued to shareholders in Medis’ 2002 Shareholder Loyalty Program.  During both the quarter and year ended December, 2003, the Company continued to increase funding of its fuel cell technologies and incurred lower amortization of intangible assets, as compared to the same periods in 2002.

“Our earnings report for the last quarter and this past year is fully consistent with our expectations and our corporate planning,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “Cash flow outlays for the year, before capital expenditures, amounted to approximately $8 million and cash used for capital expenditures, primarily in connection with our fuel cell program, amounted to approximately $700,000. As our fuel cell program moves from technology development to production engineering and then to actual production during this year and next year, the expenditures will increase. We have been preparing for that by increasing our cash position. Our presently available cash is over $20 million.  As we previously announced, most recently,  funding has come from three sources: a  net of approximately $3.6 million from the exercise of new warrants issued in connection with our offer to exchange warrants completed in November 2003; a net of approximately $14.3 million from the private offering of common stock to institutional investors in January 2004; and approximately $1.9 million from exercise of other warrants and employee options in 2003 and 2004. In addition to our cash holdings, the exercise of in the money warrants that expire this current year, of which we can give no assurance, could bring in additional funds and we have available an unused $5 million credit facility. At this moment, then, we are quite comfortable with our financial resources. As we move forward towards production, marketing and advertising of our Power Pack products we will be in a better position to determine if there are any further funding requirements and seek to act appropriately.

As reflected in yesterday’s announcement of our strategic relationship with Kensington Technology Group to distribute and market our fuel cell Power Pack and other fuel cell products, we are making important strides in our program to bring our fuel cell products to the market. We are very enthusiastic about working closely with the Kensington team who have distribution relationships with thousands of stores and who have impressed us with their commitment to a successful relationship and their capabilities and dynamism. Discussions continue, as well, with other channels for marketing our Power Packs, such as OEM’s who would consider bundling it with their digital cameras, cell phones or other devices.

At the same time that we are moving forward on distribution and marketing, we are also making progress on preparing for large scale manufacturing for our Power Pack products. We are in negotiations to select a contract manufacturer, initially to provide product engineering to supplement our own team’s know how, and ultimately to provide large scale manufacturing of our Power Pack products for civilian and military use. Our plan is to enter into a relationship with a contract manufacturer in the next few months. Meantime, our team is working with a number of outside contractors in developing specific elements of our Power Pack product, such as the power management program, including the DC to DC converter, that allows the Power Pack to respond to the power needs of the particular device it is charging. We contemplate that the same Power Pack will be able to power a broad array of devices including advanced cell phones like 3G phones, digital cameras, MP3 players, hand held video games and others in that power range.

We are also on course to demonstrate working prototypes of our Power Pack products this May and June. Starting on May 25th our team will be demonstrating our products in Beijing, China at an important conference where we will have the opportunity to meet many of China’s leading telecommunication companies, cell phone manufacturers and accessory distributors and retailers. Starting on June 13, we plan to demonstrate the Power Pack we have developed for General Dynamics’ military product at a military fuel cell conference to be held in Philadelphia. During that period we are also planning  presentations together with Kensington Technology Group of our Power Pack products to potential retail outlets, OEM’s and other marketing channels.”

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts.  Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS
December 31, 2003
(In thousands, except per share amounts) (See notes below)

Statements of Operations Data

	Three Months Ended December 31, 2002		Three Months Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2003
	(Unaudited)		(Unaudited)

Sales	$38		$18	$192	$131
Cost of sales	20		3	130	46
Gross profit	18		15	62	85

R&D costs, net	1,183		1,378	4,161	5,010
SG&A expenses	907		1,062	3,642	3,991
Amortization of Intangible assets	638		52	2,633	997
Operating loss	(2,710)		(2,477)	(10,374)	(9,913)
Other income, net	10		14	69	76
Net loss	(2,700)		(2,463)	(10,305)	(9,837)
Value of warrants	—		—	(2,241)	(1,226)
Net loss attributable to common shareholders	$(2,700)		$(2,463)	$(12,546)	$(11,063)

Net loss per share - basic and diluted	$(.12	)*	$(.10)	$(.57 )*	$(.47)

Weighted-average common shares used in computing basic and diluted net loss per share	22,113	*	24,107	21,898 *	23,430

Selected Balance Sheet Data

	December 31, 2002	December 31, 2003

Cash and cash equivalents	$6,036	$6,620
Working capital	5,037	5,760
Property and equipment, net	1,199	1,470
Goodwill and Intangible assets, net	59,037	59,085
Total assets	67,391	68,451
Long-term liabilities	885	1,193
Stockholders’ equity	65,405	65,977

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NOTES

*In accordance with Statement of Financial Accounting Standards No. 128, Earning Per Share, the Company has adjusted its net loss per share to give retroactive effect to shares issued in its March 11, 2003 rights offering, for the three months and year ended December 31, 2002. Accordingly, as a result of such retroactive adjustment, for the three months ended December 31, 2002 the net loss per share decreased from $(.13) to $(.12), or $(.01) per share, and for the year ended December 31, 2002, the net loss per share decreased from $(.60) to $(.57), or $(.03) per share.

In January 2004, the Company issued 1,425,000 shares of its common stock in private sales to institutional investors, for gross proceeds aggregating approximately $14,588,000, less related costs of approximately $257,000.

From January 1 through March 3, 2004, the Company issued approximately 192,600 shares of its common stock pursuant to the exercise of a like number of stock options granted under the Company’s 1999 Stock Option Plan, as amended, for an aggregate exercise price of approximately $1,129,000.

On November 13, 2003, the Company completed an offer to exchange and exercise to holders of its approximately 848,000 outstanding warrants issued pursuant to its 2002 shareholder loyalty program (the “Offer”).  In order to participate in the Offer, holders of loyalty program warrants who exchanged such warrants for new warrants exercisable at $4.43 per share were also required to exercise the new warrants at the time of the exchange.  Each holder of a new warrant, upon its exercise, received one share of common stock and a one-year warrant to purchase an additional share of common stock at $9.60 for every two new warrants exercised. Pursuant to the Offer, the Company issued 839,966 shares of its common stock for gross proceeds of approximately $3,721,000, less related costs of approximately $112,000, upon the exchange and exercise of 839,966 warrants at a price of $4.43 per share. The Company has estimated the fair value of the approximately 420,000 one-year warrants issued pursuant to the Offer to be $1,226,000 and has accounted for such amount as a preferred dividend for the year ended December 31, 2003.

On March 11, 2003, the Company completed a rights offering in which it offered to its existing stockholders subscription rights to purchase an aggregate of 2,325,600 shares of its common stock at a purchase price of $2.15 per share. The Company received gross proceeds of approximately $5,000,000 from the rights offering less related expenses of approximately $122,000.

On March 14, 2003, the Company acquired the remaining 7% of More Energy Ltd. that it did not already own, for an aggregate purchase price of $1,045,000. The purchase price was comprised of 120,000 shares of the Company’s common stock with an aggregate value of $525,000 and the price of an option to acquire such interest of $520,000 which was paid in full in June 2001.

On December 29, 2000, the Company entered into a $5,000,000 revolving credit agreement with a bank. On September 30, 2003, the Company entered into a third amendment to such credit agreement, which extends the termination date to July 1, 2005.  Any outstanding balances would be collateralized by all deposits with the bank and an assignment of certain leases owned by a partnership in which the Company’s chief executive officer and its president are partners. Additionally, the Company’s chief executive officer and its president have personally guaranteed any amounts due under such credit line.  As of the date of this release, no funds had been drawn under such credit line.

Financial information included in the Summary of Results has been derived from the Company’s consolidated financial statements as of December 31, 2002 and 2003 and from unaudited quarterly financial data.

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